Exhibit 2.1

EXECUTION COPY

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This Amendment dated as of April 4, 2022 (the “Amendment”) to the Agreement and Plan of Merger (the “Agreement”) which was made and entered into as of January 21, 2022, by and between Arisz Acquisition Corp., a Delaware corporation (“Parent”), and Finfront Holding Company, a Cayman Islands exempted company (the “Company”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

Preliminary Statement

WHEREAS, pursuant to Section 12.2(a) of the Agreement, the Agreement may be amended by a writing signed by Parent and the Company; and

WHEREAS, Parent and the Company desire to amend the Agreement to reflect changes agreed between the Parties and to clarify certain terms and conditions set forth therein.

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Amendment of Certain Provisions.

Section 1.7. Section 1.7 of the Agreement is hereby amended in its entirety to read as follows:

“1.7 “Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York or in the Cayman Islands are authorized to close for business.”

Section 1.55. The first sentence of Section 1.55 of the Agreement is hereby amended in its entirety to read as follows:

1.55 “Purchaser Ordinary Shares” means, collectively, (i) the Class B ordinary shares of Purchaser, with respect to Chipring Technology Limited and (ii) the Class A ordinary shares of Purchaser, with respect to all other shareholders, all of which have a par value of $0.0001 per share.

Section 2.6(b). Section 2.6(b) of the Agreement is hereby amended in its entirety to read as follows:

“(b) Conversion of Parent Rights and Parent Warrants. At the Redomestication Merger Effective Time, (i) all Parent Rights shall be converted into Redomestication Merger Surviving Corporation Rights, (ii) all Parent Warrants shall be converted into Redomestication Merger Surviving Corporation Warrants and (iii) all Parent Units will separate into their individual components of Parent Common Shares, Parent Rights and Parent Warrants and will cease separate existence and trading. At the Redomestication Merger Effective Time, each Parent Right and Parent Warrant shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Redomestication Merger Surviving Corporation Rights and Redomestication Merger Surviving Corporation Warrants shall have, and be subject to, the same terms and conditions set forth in the applicable agreements governing the Parent Rights and the Parent Warrants, respectively, that are outstanding immediately prior to the Redomestication Merger Effective Time. At or prior to the Redomestication Merger Effective Time, Purchaser shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Redomestication Merger Surviving Corporation Rights remain outstanding, a sufficient number of Redomestication Merger Surviving Corporation Ordinary Shares for delivery upon the exercise of the Redomestication Merger Surviving Corporation Rights and the Redomestication Merger Surviving Corporation Warrants after the Redomestication Merger Effective Time.

Section 2.6(c). Section 2.6(c) of the Agreement is hereby amended by adding the following sentence to the end thereof:

“In addition, as of the Redomestication Merger Effective Time, the one (1) share of Purchaser owned by Parent immediately prior to the Redomestication Merger Effective Time shall be automatically cancelled and extinguished without any conversion or consideration delivered in exchange therefor.”

Section 2.8. Section 2.8 of the Agreement is hereby amended in its entirety to read as follows:

“2.8 Lost, Stolen or Destroyed Certificates. In the event any certificates shall have been lost, stolen or destroyed, Purchaser shall issue in exchange for such lost, stolen or destroyed certificates or securities as the case may be, upon the affidavit of that fact by the holder thereof, such securities, as may be required pursuant to Section 2.7; provided, however, that the Redomestication Merger Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to execute and deliver a deed of indemnity in respect of such lost, stolen or destroyed certificates in the form required by the Redomestication Merger Surviving Corporation as indemnity against any claim that may be made against it with respect to the certificates alleged to have been lost, stolen or destroyed.”

Section 4.1(f). Section 4.1(f) of the Agreement is hereby amended in its entirety to read as follows:

“(f) Lost, Stolen or Destroyed Certificates. In the event any certificates for any Company Ordinary Shares shall have been lost, stolen or destroyed, Purchaser shall issue in exchange for such lost, stolen or destroyed certificates or securities as the case may be, upon the affidavit of that fact by the holder thereof such securities, as may be required pursuant to Section 4.1(e); provided, however, that Purchaser may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to execute and deliver a deed of indemnity in respect of such lost, stolen or destroyed certificates in the form required by Purchaser as indemnity against any claim that may be made against it with respect to the certificates alleged to have been lost, stolen or destroyed.”

Section 4.2(b). The reference in the fourth line of Section 4.2(b) to “shares of Parent Common Stock” is hereby deleted and replaced with “Closing Payment Shares”.

Section 6.7(b). The first sentence of Section 6.7(b) is hereby amended in its entirety to read as follows:

“Upon the execution of this Amendment, there will be 500,000,000 Purchaser Ordinary Shares authorized, of which one (1) Purchaser Ordinary Share will be issued and outstanding as of such time and held by Parent.”

Section 6.7(c). The first sentence of Section 6.7(c) is hereby amended in its entirety to read as follows:

“Upon the execution of this Amendment, there will be 50,000 ordinary shares of par value $1.00 each, of Merger Sub authorized (the “Merger Sub Ordinary Shares”), of which one (1) Merger Sub Ordinary Share will be issued and outstanding as of such time and held by Purchaser.”

“Purchaser Special Meeting.” All references to “Purchaser Special Meeting” set forth in the Glossary, Section 9.5(a), Section 10.1(e) and Section 11.1(d)(iii) of the Agreement are hereby amended to refer to the “Parent Special Meeting” of the Parent’s stockholders.

“Required Purchaser Shareholder Approval.” All references to “Required Purchaser Shareholder Approval” set forth in the Glossary, Section 6.2, Section 10.1(e) and Section 11.1(d)(iii) of the Agreement are hereby amended to refer to the “Required Parent Stockholder Approval.”

Section 9.5 (a). The second and third sentences of Section 9.5(a) are hereby amended in its entirety to read as follows:

The Registration Statement shall include a Proxy Statement of Parent and the Company as well as a prospectus for the offering of Purchaser Ordinary Shares and Redomestication Merger Surviving Corporation Warrants to the Shareholders and Parent’s stockholders (as amended, the “Proxy Statement/Prospectus”) for the purpose of soliciting proxies from Parent’s stockholders for the matters to be acted upon at the Parent Special Meeting and providing the public stockholders of Parent an opportunity in accordance with Parent’s Organizational Documents and the final IPO prospectus of Parent, dated November 17, 2021 (the “Prospectus”) to have their Parent Common Shares redeemed in conjunction with the shareholder vote on the Parent Party Shareholder Approval Matters as defined below.

The Proxy Statement/Prospectus shall include proxy materials for the purpose of soliciting proxies from Parent stockholders to vote, at an extraordinary general meeting of Parent stockholders to be called and held for such purpose (the “Parent Special Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement and the Additional Agreements and the transactions contemplated hereby or thereby, including the Acquisition Merger, by the holders of Parent stockholders in accordance with Parent’s Organizational Documents, the Cayman Companies Act (as applicable) and the rules and regulations of the SEC and Nasdaq, (ii) adoption of the amended and restated Memorandum and Articles of Association of Redomestication Merger Surviving Corporation substantially in the form attached hereto as Exhibit F, including the dual-class share structure provided thereunder, (iii) election of the directors of Purchaser as set forth in Section 3.3 of this Agreement, and (iv) such other matters as the Company and the Parent Parties shall hereafter mutually determine to be necessary or appropriate in order to effect the Redomestication Merger and the Acquisition Merger and the other transactions contemplated by this Agreement (the approvals described in foregoing clauses (i) through (iv), collectively, the “Parent Party Shareholder Approval Matters”).

Section 10.1 (e). is hereby amended in its entirety to read as follows:

The Parent Party Shareholder Approval Matters that are submitted to the vote of the stockholders of Parent at the Parent Special Meeting in accordance with the Proxy Statement/Prospectus and Parent’s Organizational Documents shall have been approved by the requisite vote of the shareholders of Parent at the Parent Special Meeting in accordance with Parent’s Organizational Documents, applicable Law and the Proxy Statement/Prospectus (the “Required Parent Stockholder Approval”).

Section 11.1(d)(iii) is hereby amended in its entirety to read as follows:

if any of the Parent Party Shareholder Approval Matters shall fail to receive the Required Parent Stock Approval at the Parent Special Meeting (unless such Parent Special Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof);

Exhibit A. Exhibit A to the Agreement is hereby amended in its entirety to read as set forth in Schedule A to this Amendment.

2. Miscellaneous.

(a) Except as expressly provided in this Amendment, the Agreement shall remain in full force and effect, and all references to “this Agreement” in the Agreement shall mean the Agreement as further amended by this Amendment. In the event of a conflict between the terms of this Amendment and the Agreement, the terms of this Amendment shall prevail over and supersede the conflicting terms in the Agreement.

(b) Section 9.7 (Confidentiality), Section 12.1 (Notices), Section 12.5 (Publicity), Section 12.8 (Governing Law), Section 12.9 (Waiver of Jury Trial), and Section 12.10 (Submission to Jurisdiction) of the Agreement shall apply to this Amendment mutatis mutandis as if set out herein.

(c) This Amendment may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Amendment will become effective when duly executed and delivered by each of the parties hereto. Counterpart signature pages to this Amendment may be delivered by electronic delivery (i.e., by email of a PDF signature page) and each such counterpart signature page will constitute an original for all purposes.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

Parent:

ARISZ ACQUISITION CORP.

By:	/s/ Echo Hindle-Yang
	Name:	Echo Hindle-Yang
	Title:	Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

Company:

FINFRONT HOLDING COMPANY

By:	/s/ LU Liang
	Name:	LU Liang
	Title:	Director

SCHEDULE A

EXHIBIT A

Part 1 - Shareholders of the Company as of April 4, 2022

Name of Shareholders	Number of Company Ordinary Shares	Shares Ownership Percentage
Chipring Technology Limited	142,105,263	90.00%
Antdelta Investment Limited	7,894,737	5.00%
FuFu ESOP Limited	7,894,737	5.00%
Total	157,894,737	100.00%

Part 2 - Shareholders of the Company as of the Closing Date

Name of Shareholder	Number of Company Ordinary Shares	Shares Ownership Percentage	Closing Payment Shares
Chipring Technology Limited	142,105,263	90.00%	135,000,000 Class B ordinary shares of Purchaser
Antdelta Investment Limited	7,894,737	5.00%	7,500,000 Class A ordinary shares of Purchaser
FuFu ESOP Limited	7,894,737	5.00%	7,500,000 Class A ordinary shares of Purchaser
Total	157,894,737	100.00%	150,000,000

Per Share Merger Consideration: US$10.00 per Purchaser Ordinary Share